Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Green Mountain Coffee Roasters, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:	That at its meeting held on December 9, 2009, the board of directors of the Corporation duly adopted a resolution in accordance with Section 141 of the DGCL setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and calling for the amendment to be submitted to the stockholders for consideration at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the first paragraph of ARTICLE FOURTH of the Corporation’s Certificate of Incorporation, as amended, be, and it hereby is amended by deleting in its entirety and substituting the following therefor:

“The total number of shares of Capital Stock which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock of the par value of TEN CENTS ($0.10) per share, and One Million (1,000,000) shares shall be Preferred Stock of the par value of TEN CENTS ($0.10) per share.”

SECOND:	That the remaining provisions of the Certificate, including without limitation the provisions of ARTICLE FOURTH of the Certificate, not affected by the aforementioned amendment shall remain in full force and not be affected by this Certificate of Amendment.

THIRD:	That at the annual meeting of the stockholders, duly called and held upon notice in accordance with Section 222 of the DGCL and in accordance with the Certificate, the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:	That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of the 11th day of March, 2010.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Howard Malovany
Name: Howard Malovany Title: Vice President, Corporate General Counsel and Secretary